CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of AAM S&P 500 High Dividend Value ETF and AAM S&P Emerging Markets High Dividend Value ETF, each a series of ETF Series Solutions, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
October 13, 2017